X/Twi er Social Post: Post Text: Mark your calendars for Wednesday at 11 AM ET @ma hew_sigel @kyledacruz @jonathanbier @bitschmidty vaneck.com/HODL $HODL ETF: Why We’re Dona ng 5% of Profits to @bitcoinbrink Comments: o Learn more: vaneck.com/HODL o Prospectus: vaneck.com/hodlprospectus/ o Disclosures: An investment in the VanEck Bitcoin Trust ("HODL") may not be suitable for all investors. The value of Bitcoin is highly volatile, and the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act, and thus offers investors fewer protections. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 February 1, 2024

Screenshots sots of Live Post and Disclosures:

VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.